EXHIBIT 99.1

News Release
TANGER REPORTS THIRD QUARTER 2014 RESULTS
Adjusted Funds From Operations Per Share Increases 6.1% for Quarter & 6.7% YTD

Greensboro, NC, October 28, 2014, Tanger Factory Outlet Centers, Inc. (NYSE:SKT) today reported adjusted funds from operations ("AFFO") available to common shareholders for the three months ended September 30, 2014 increased 6.1% to $0.52 per share, or $51.6 million. For the nine months ended September 30, 2014, AFFO increased 6.7% to $1.44 per share, or $142.1 million. A reconciliation of funds from operations ("FFO"), a widely accepted supplemental measure of REIT performance, to AFFO is shown in the table below.

"Our solid operating results continued through the first nine months of 2014, with AFFO per share up 6.1% for the third quarter and 6.7% year to date. As expected, same center net operating income growth decelerated during the third quarter, as we continue to upgrade the tenant mix at many of our centers in order to provide a unique and first class shopping experience to the consumer. We currently believe our same center net operating income growth for the year will meet our original guidance of three percent," commented Steven B. Tanger, President & Chief Executive Officer. "Strong tenant demand for space continues throughout our existing centers as well as our development pipeline of new centers, which remains a key part of our ongoing business strategy," he added.

In thousands, except per share amounts:	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
FFO as reported	$51,655	$56,196	$140,592	$139,755
As adjusted for:
Acquisition costs	—	532	7	963
Demolition costs	—	100		140
Abandoned pre-development costs	—	—	1,596	—
Casualty gain	(329)	—	(329)	—
AFFO adjustments from unconsolidated joint ventures (1)	237	(7,962)	237	(7,421)
Impact of above adjustments to the allocation of earnings to participating securities	2	81	(31)	70
Adjusted FFO ("AFFO")	$51,565	$48,947	$142,072	$133,507
Diluted weighted average common shares	99,003	99,178	98,930	99,004
FFO per share	$0.52	$0.57	$1.42	$1.41
AFFO per share	$0.52	$0.49	$1.44	$1.35

(1)
Includes acquisition costs and abandoned development costs, as well as our share of litigation settlement proceeds and gain on early extinguishment of debt from unconsolidated joint ventures. Our share of the gain on early extinguishment of debt was $4.6 million and our share of the litigation proceeds was $3.4 million, for the three and nine months ended, September 30, 2013.

Net income available to common shareholders for the three months ended September 30, 2014 decreased 57.3% to $22.5 million, or $0.24 per share, as compared to $52.7 million, or $0.56 per share, for the three months ended September 30, 2013. For the nine months ended September 30, 2014, net income available to common shareholders decreased 35.0% to $55.1 million, or $0.59 per share, as compared to $84.7 million, or $0.90 per share for the nine months ended September 30, 2013. In addition to the charges described above, net income available to common shareholders for the three and nine months ended September 30, 2013 was impacted by a $26.0 million gain on fair value measurement related to the company's acquisition of an additional one-third interest in the Deer Park property on August 30, 2013.

Net income, FFO and AFFO per share are on a diluted basis. FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies. Complete reconciliations containing adjustments from GAAP net income to FFO and to AFFO are included in this release.
Third Quarter Highlights

•	Began construction on Tanger Outlets Grand Rapids in August 2014

•	Same center net operating income increased 1.4% during the quarter, 2.6% year-to-date

•	Year-to-date blended increase in average base rental rates on space renewed and released throughout the consolidated portfolio of 23.3%

•	Period-end consolidated portfolio occupancy rate of 97.7% at September 30, 2014

•	Same center total tenant sales increased 2% to $4.1 billion for the rolling twelve months ended September 30, 2014, compared to $4.0 billion for the rolling twelve months ended September 30, 2013

•	Comparable tenant sales for the consolidated portfolio increased approximately 1% to $387 per square foot for the rolling twelve months ended September 30, 2014

•	Total market capitalization increased 4% to $4.8 billion as of September 30, 2014, compared to $4.6 billion as of September 30, 2013

•	Debt-to-total market capitalization ratio of 30.5% as of September 30, 2014

•	Interest coverage ratio of 4.40 times

North American Portfolio Drives Operating Results
During the first nine months of 2014, Tanger executed 372 leases totaling 1,600,000 square feet throughout its consolidated portfolio. Lease renewals accounted for 1,130,000 square feet, which generated a 17.1% increase in average base rental rates and represents 68.0% of the space originally scheduled to expire in 2014. Base rental rate increases on space re-tenanted during the nine months ended September 30, 2014 averaged 35.4% and accounted for the remaining 470,000 square feet.

Consolidated portfolio same center net operating income increased 2.6% during the nine months ended September 30, 2014. Negatively impacted by a modest decrease in average occupancy rates, consolidated same center net operating income increased 1.4% during the three months ended September 30, 2014. As has been done for over 30 years, Tanger continues to right size tenant stores and upgrade its overall tenant mix at each center. The company's long-term, ongoing strategy to provide shoppers with the best overall shopping experience can, at any given point in time cause a slight drop in overall occupancy rates and thus a short-term impact on same center net operating income growth, however tenant demand for space continues to be very strong.

For the rolling twelve months ended September 30, 2014, consolidated portfolio comparable tenant sales increased approximately 1% to $387 per square foot. In addition, and in spite of a 1% decrease in overall occupancy, same center total tenant sales throughout Tanger's consolidated portfolio increased 2% for the same period. Because same center total tenant sales captures sales for tenants immediately upon their opening, the company believes it better reflects Tanger's continued efforts to improve the overall tenant mix and cash flow throughout its outlet center properties.

Investment Activities Provide Potential Future Growth
On October 17, 2014, the company and its 50/50 co-owner opened the first ground up development of a Tanger Outlet Center in Canada. Located in suburban Kanata, Tanger Outlets Ottawa features approximately 316,000 square feet and 80 brand name and designer outlet stores.
Tanger expects to complete four of the seven projects currently under construction in time for 2014 holiday openings. Tanger Outlets Cookstown is currently undergoing a major expansion and renovation project that will expand the 155,000 square foot property to approximately 308,000 square feet when complete, while creating an updated exterior for the existing space consistent with that of the expansion. Also being developed in conjunction with the company's 50/50 co-owner, the property is located on the northern edge of the greater Toronto Area. Tanger is also expanding Tanger Outlets Westgate in Glendale, Arizona by approximately 78,000 square feet, Tanger Outlets Branson by approximately 25,000 square feet, and Tanger Outlets Park City by approximately 21,000 square feet.
During 2015, the company currently expects to complete three other ground up developments currently under construction. Tanger Outlets Savannah and Tanger Outlets at Foxwoods are expected to open in the second quarter of 2015, while Tanger Outlets Grand Rapids is currently targeted for a third quarter 2015 opening.
Tanger has announced two other projects that are currently in the pre-development stage. The company and its 50/50 joint venture partner have delayed commencement of construction for Tanger Outlets Columbus in order to secure public financing for the necessary off-site improvements. The partners are currently targeting a mid 2016 opening. The company's most recently announced project is in the Hartford market in Cheshire, Connecticut.

Balance Sheet Summary
As of September 30, 2014, Tanger had a total market capitalization of approximately $4.8 billion including $1.4 billion of debt outstanding, equating to a 30.5% debt-to-total market capitalization ratio. The company had $139.8 million outstanding on its $520.0 million in available unsecured lines of credit. For the three months ended September 30, 2014, Tanger maintained an interest coverage ratio of 4.40 times.

Tanger Expects Solid FFO Per Share In 2014
Based on Tanger's internal budgeting process, the company's view on current market conditions, and the strength and stability of its core portfolio, management has increased the low end of its guidance range, and currently believes its net income available to common shareholders, funds from operations, and adjusted funds from operations for 2014 will be as follows:

For the year ended December 31, 2014:
	Low Range	High Range
Estimated diluted net income per share	$0.80	$0.83
Noncontrolling interest, depreciation and amortization
of real estate assets including
noncontrolling interest share and our share
of joint ventures	1.13	1.13
Estimated diluted FFO per share	$1.93	$1.96
AFFO adjustments	0.02	0.02
Estimated diluted AFFO per share	$1.95	$1.98

The company's earnings estimates reflect a projected increase in same-center net operating income of approximately 3%.  The company's estimates do not include the impact of any additional rent termination fees, any potential refinancing transactions, the sale of any out parcels of land, or the sale or acquisition of any properties.

Third Quarter Conference Call

Tanger will host a conference call to discuss its third quarter results for analysts, investors and other interested parties on Wednesday, October 29, 2014, at 10 a.m. Eastern Time. To access the conference call, listeners should dial 1-877-277-5113 and provide conference ID # 34699251 to be connected to the Tanger Factory Outlet Centers Third Quarter 2014 Financial Results call. Alternatively, the call will be web cast by SNL IR Solutions and can be accessed at Tanger Factory Outlet Centers, Inc.'s web site by clicking the Investor Relations link at www.tangeroutlet.com. A telephone replay of the call will be available from October 29, 2014 at 1:00 p.m. through 11:59 p.m., November 14, 2014 by dialing 1-855-859-2056, conference ID # 34699251. An online archive of the broadcast will also be available through November 14, 2014.

About Tanger Factory Outlet Centers

Tanger Factory Outlet Centers, Inc. (NYSE:SKT), is a publicly-traded REIT headquartered in Greensboro, North Carolina that presently operates and owns, or has an ownership interest in, a portfolio of 46 upscale outlet shopping centers in 26 states coast to coast and in Canada, totaling approximately 14.0 million square feet leased to over 3,000 stores operated by more than 460 different brand name companies. More than 185 million shoppers visit Tanger Factory Outlet Centers, Inc. annually. Tanger is filing a Form 8-K with the Securities and Exchange Commission that includes a supplemental information package for the quarter ended September 30, 2014. For more information on Tanger Outlet Centers, call 1-800-4TANGER or visit the company's web site at www.tangeroutlet.com.

This news release contains forward-looking statements within the meaning of federal securities laws. These statements include, but are not limited to, estimates of future net income, FFO and AFFO per share, and same center net operating income, plans for new developments and expansions, the expected timing of the commencement of construction and the openings of the current and new developments, receipt of public financing, tenant demand for space, the renewal and re-tenanting of space, tenant sales and sales trends, as well as other statements regarding plans, estimates, intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts.

These forward-looking statements are subject to risks and uncertainties. Actual results could differ materially from those projected due to various factors including, but not limited to, the risks associated with general economic and real estate conditions in the United States and Canada, the company's ability to meet its obligations on existing indebtedness or refinance existing indebtedness on favorable terms, the availability and cost of capital, whether projects in our pipeline convert into successful developments, the company's ability to lease its properties, the company's ability to implement its plans and strategies for joint venture properties that it does not fully control, the company's inability to collect rent due to the bankruptcy or insolvency of tenants or otherwise, and competition. For a more detailed discussion of the factors that affect our operating results, interested parties should review the Tanger Factory Outlet Centers, Inc. Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
REVENUES
Base rentals (a)	$69,612	$64,301	$204,748	$184,591
Percentage rentals	2,634	3,084	6,632	6,956
Expense reimbursements	29,463	27,414	90,457	78,544
Other income	3,588	3,104	8,578	7,516
Total revenues	105,297	97,903	310,415	277,607
EXPENSES
Property operating	32,798	29,863	102,454	86,819
General and administrative	11,334	9,754	32,817	29,240
Abandoned pre-development costs (b)	—	—	1,596	—
Acquisition costs (c)	—	532	7	963
Depreciation and amortization	25,774	24,223	77,034	68,683
Total expenses	69,906	64,372	213,908	185,705
Operating income	35,391	33,531	96,507	91,902
Interest expense	(13,902)	(12,367)	(43,404)	(37,826)
Casualty gain	329	—	329	—
Gain on previously held interest in acquired joint venture (d)	—	26,002	—	26,002
Income before equity in earnings of unconsolidated joint ventures	21,818	47,166	53,432	80,078
Equity in earnings of unconsolidated joint ventures	2,479	9,014	6,200	10,107
Net income	24,297	56,180	59,632	90,185
Noncontrolling interests in Operating Partnership	(1,252)	(2,787)	(3,083)	(4,435)
Noncontrolling interests in other consolidated partnerships	(42)	(99)	(80)	(129)
Net income attributable to Tanger Factory Outlet Centers, Inc.	23,003	53,294	56,469	85,621
Allocation of earnings to participating securities	(481)	(609)	(1,391)	(932)
Net income available to common shareholders of Tanger Factory Outlet Centers, Inc.	$22,522	$52,685	$55,078	$84,689

Basic earnings per common share:
Net income	$0.24	$0.56	$0.59	$0.91

Diluted earnings per common share:
Net income	$0.24	$0.56	$0.59	$0.90

a.	Includes straight-line rent and market rent adjustments of $1,043 and $1,466 for the three months ended and $3,118 and $4,019 for the nine months ended September 30, 2014 and 2013, respectively.

b.	Represents costs related to pre-development projects no longer considered probable.

c.	Represents potential acquisition related expenses incurred for the three and nine months ended September 30, 2013.

d.	Represents gain on fair value measurement of our previously held interest in the Deer Park joint venture recognized upon the Company's acquisition of a controlling interest on August 30, 2013.

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(Unaudited)

	September 30,	December 31,
	2014	2013
ASSETS
Rental property
Land	$230,415	$230,415
Buildings, improvements and fixtures	2,043,583	2,009,971
Construction in progress	75,000	9,433
	2,348,998	2,249,819
Accumulated depreciation	(708,515)	(654,631)
Total rental property, net	1,640,483	1,595,188
Cash and cash equivalents	10,824	15,241
Investments in unconsolidated joint ventures	249,659	140,214
Deferred lease costs and other intangibles, net	146,642	163,581
Deferred debt origination costs, net	9,794	10,818
Prepaids and other assets	82,715	81,414
Total assets	$2,140,117	$2,006,456

LIABILITIES AND EQUITY
Liabilities
Debt
Senior, unsecured notes (net of discount of $5,271 and $5,752, respectively)	$794,729	$794,248
Unsecured term loans (net of discount of $281 and $396, respectively)	267,219	267,104
Mortgages payable (including premium of $3,224 and $3,799, respectively)	247,240	250,497
Unsecured lines of credit	139,800	16,200
Total debt	1,448,988	1,328,049
Construction trade payables	23,216	9,776
Accounts payable and accrued expenses	56,011	49,686
Deferred financing obligation	28,388	28,388
Other liabilities	29,300	32,962
Total liabilities	1,585,903	1,448,861
Commitments and contingencies	—	—
Equity
Tanger Factory Outlet Centers, Inc.
Common shares, $.01 par value, 300,000,000 shares authorized, 95,898,445 and 94,505,685 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	959	945
Paid in capital	801,363	788,984
Accumulated distributions in excess of net income	(276,218)	(265,242)
Accumulated other comprehensive income	(7,382)	(2,428)
Equity attributable to Tanger Factory Outlet Centers, Inc.	518,722	522,259
Equity attributable to noncontrolling interests
Noncontrolling interests in Operating Partnership	27,595	28,432
Noncontrolling interests in other consolidated partnerships	7,897	6,904
Total equity	554,214	557,595
Total liabilities and equity	$2,140,117	$2,006,456

TANGER FACTORY OUTLET CENTERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(in thousands, except per share, state and center information)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2014	2013	2014	2013
FUNDS FROM OPERATIONS (a)
Net income	$24,297	$56,180	$59,632	$90,185
Adjusted for:
Depreciation and amortization of real estate assets - consolidated	25,425	23,888	75,909	67,798
Depreciation and amortization of real estate assets - unconsolidated joint ventures	3,040	2,861	8,048	9,465
Gain on previously held interest in acquired joint venture	—	(26,002)	—	(26,002)
Funds from operations (FFO)	52,762	56,927	143,589	141,446
FFO attributable to noncontrolling interests in other consolidated partnerships	(62)	(117)	(139)	(190)
Allocation of earnings to participating securities	(1,045)	(614)	(2,858)	(1,501)
Funds from operations available to common shareholders	$51,655	$56,196	$140,592	$139,755
Funds from operations available to common shareholders per share - diluted	$0.52	$0.57	$1.42	$1.41

WEIGHTED AVERAGE SHARES
Basic weighted average common shares	93,834	93,368	93,741	93,278
Effect of notional units (b)	—	856	—	841
Effect of outstanding options and restricted common shares	67	76	70	91
Diluted weighted average common shares (for earnings per share computations)	93,901	94,300	93,811	94,210
Exchangeable operating partnership units (c)	5,102	4,878	5,119	4,794
Diluted weighted average common shares (for funds from operations per share computations)	99,003	99,178	98,930	99,004

OTHER INFORMATION
Gross leasable area open at end of period -
Consolidated	11,557	11,547	11,557	11,547
Partially owned - unconsolidated	2,119	1,379	2,119	1,379

Outlet centers in operation at end of period -
Consolidated	37	37	37	37
Partially owned - unconsolidated	8	6	8	6

States operated in at end of period (d)	24	24	24	24
Occupancy at end of period (d)	97.7%	98.7%	97.7%	98.7%

a.
FFO is a non-GAAP financial measure. The most directly comparable GAAP measure is net income (loss), to which it is reconciled. We believe that for a clear understanding of our operating results, FFO should be considered along with net income as presented elsewhere in this report. FFO is presented because it is a widely accepted financial indicator used by certain investors and analysts to analyze and compare one equity REIT with another on the basis of operating performance. FFO is generally defined as net income (loss), computed in accordance with generally accepted accounting principles, before extraordinary items and gains (losses) on sale or disposal of depreciable operating properties, plus depreciation and amortization of real estate assets, impairment losses on depreciable real estate of consolidated real estate and after adjustments for unconsolidated partnerships and joint ventures, including depreciation and amortization, and impairment losses on investments in unconsolidated joint ventures driven by a measurable decrease in the fair value of depreciable real estate held by the unconsolidated joint ventures. We caution that the calculation of FFO may vary from entity to entity and as such the presentation of FFO by us may not be comparable to other similarly titled measures of other reporting companies. FFO does not represent net income or cash flow from operations as defined by accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of operating performance or to cash flows from operations as a measure of liquidity. FFO is not necessarily indicative of cash flows available to fund dividends to shareholders and other cash needs.

b.
Notional units granted in 2010 were converted into 933,769 restricted common shares in January 2014 which vest on December 31, 2014. The restricted common shares will be considered participating securities through the vesting date.

c.
The exchangeable operating partnership units (noncontrolling interest in operating partnership) are not dilutive on earnings per share computed in accordance with generally accepted accounting principles.

d.	Excludes the centers in which we have ownership interests in but are held in unconsolidated joint ventures.